                                                                    EXHIBIT 10.7


PORTIONS OF THIS DOCUMENT INDICATED BY AN [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION.


                                  [SENDO LOGO]




                               SENDO AMERICA, INC.




                                       AND




                                BRIGHTSTAR CORP.




                       DATED THIS 30TH DAY OF JANUARY 2003




                            DISTRIBUTORSHIP AGREEMENT
                ------------------------------------------------

THIS AGREEMENT is made as of the 30th day of January 2003 ("EFFECTIVE DATE")

BETWEEN


(1) SENDO AMERICA, INC., a company incorporated under the laws of the State of Delaware, with a principal place of business at 909 E. Lake Carolyn Parkway, Suite 1950, Irving, Texas 75039 (the "SUPPLIER"); and

(2) BRIGHTSTAR CORP., a company incorporated under the laws of the State of Delaware, with a principal place of business at 2010 N.W. 84th Ave., Miami, FL 33122. (the "DISTRIBUTOR").

BACKGROUND:

A. The Supplier is in the business of designing, developing, manufacturing and supplying mobile telephone handsets and accessories ("Products").

B. The Distributor has a sales organization in Latin America, including, the Caribbean Countries and Brazil, and wishes to sell, market and distribute the Products in the Territory (as defined herein) under the terms and conditions of this Agreement.

C. The Supplier wishes to appoint the Distributor as a distributor for the sale of the Products in the Territory and the Distributor wishes to accept such appointment:

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following expressions shall have the following meanings unless the context requires otherwise:

         "AGREEMENT" means this distributorship agreement and the recitals, preamble and schedules hereto;

         "BUSINESS DAY" means a day other than a Saturday, Sunday or public holiday on which banks are open for business in the United States

         "CONFIDENTIAL INFORMATION" means all knowledge or information of a confidential nature relating to the business affairs or the Products and any data, materials, drawings, specifications, documents or information obtained or used in conjunction with the Products or any designs, trade secrets, customer lists, intellectual and industrial property, drawings, specifications, information, data or knowledge relating to customers, sales market conditions, negotiations, development programs, costs, products, apparatus, equipment, processes, formulas, financing arrangements, manufacturing methods, operations, materials, equipment, compositions, designs, plans or marketing opportunities of any of the parties hereto;

         "CONTRACT" means from time to time any purchase order, contract, memorandum or agreement in writing between and agreed to by the Supplier and the Distributor for the purchase of Products;

         "DELIVERYPOINT" means the delivery address established by the Distributor within the Territory or Miami, Florida, USA;

         "DISTRIBUTOR WAREHOUSE" shall mean the warehouse destination established by the Distributor within the Territory or in Miami, Florida, USA;

         "EFFECTIVE DATE" means the date of this Agreement as stated in the preamble above;

         "CIF" means the cost, insurance and freight term as defined in Incoterms 2000;

         "FORCE MAJEURE" means an event which the party asserting Force Majeure could not reasonably have protected itself and which prevents such party from performing the relevant obligation (but for greater certainty does not include lack of funds as an event excusing the obligation to pay for the Products) including, without limitation, strike, lock-out or other labour disturbances, labour shortages, inability to obtain suitable raw materials, component and part shortages, fuel and means of transportation, act of God, war, riot, civil commotion, national dispute, malicious damage, compliance with a law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm and other natural phenomena, explosions, vandalism, riots, civil commotions, sabotage, terrorist acts, blockages, embargoes, epidemics, difficulty or increased expense in obtaining workers, materials or transport and any other circumstances affecting the supply of goods or services;

         "INTELLECTUAL PROPERTY" means the right to:

         (a)      all inventions,
         (b)      all granted patents for inventions, including reissue thereof,
         (c)      all patent applications,
         (d)      all trademarks and trademark applications,
         (e)      all copyrights and copyright applications,
         (f) all and any other industrial or intellectual property rights including all relevant information which has been recorded in any manner whatsoever, and
         (g)      all know-how;

         in each case constituting, forming a part of or relating to the Products or any part thereof;

         "NON DISCLOSURE AGREEMENT" means the Non Disclosure Agreement entered into between the Supplier and the Distributor of November 2002;

         "PURCHASE ORDER" means any purchase order for the supply and delivery of Products placed by the Distributor with the Supplier from time to time pursuant to Clause 7 of this Agreement;

         "PRODUCTS" shall mean the mobile telephone handsets and related accessories now or hereafter produced and/or generally distributed by the Supplier.

         "TERRITORY" means all of Latin America, excluding Brazil, but including the Caribbean Countries.

         "TRADE MARKS" means the trade marks listed in Schedule 3 together with any further trade marks used by the Supplier or in respect of which the Supplier may become the proprietor in the Territory in respect of the Products

1.2 References to "Clauses", "Sections" and "Schedules" are references to clauses and sections in and schedules to this Agreement.

1.3 References to persons include references to individuals, firms, companies, corporations and unincorporated bodies of persons and vice versa.

1.4 References to the singular number include references to the plural and vice versa.

1.5 References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under provisions.

1.6      References to a "affiliate" means an entity

         (i)      which is directly or indirectly controlling such Party;
         (ii) which is under the same direct or indirect ownership or control as such Party; or
         (iii) which is directly or indirectly owned or controlled by such Party.

         For these purposes, an entity shall be treated as being controlled by another if that other entity has fifty percent (50 %) or more of votes in such entity, is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

2.       APPOINTMENT

2.1 The Supplier hereby appoints the Distributor and the Distributor accepts such appointment as: (i) a non-exclusive distributor in the Territory for the distribution and sale of the Products subject to the terms and conditions contained herein; and (ii) for so long as the Distributor purchases the quantity of Products set forth in Clause 7.4 as the minimum purchase requirements, the exclusive distributor to those customers designated as "Special Assignment" in Schedule 5 hereto within the regions specified in such schedule. Without limiting and in furtherance of clause (ii) above, for so long as the Distributor purchases the quantity of Products set forth in Clause 7.4 hereof as the minimum purchase requirements, the Supplier agrees for the term of this Agreement not to appoint another distributor of Products or sell directly to those customers designated as a Special Assignment in
         Schedule 5 to supply Products to network operators, or dealer/agents in the Territory unless any operator requests that the Supplier use a distributor other than the Distributor for supply of Products to such operator.

2.2 For so long as the Distributor purchases the quantity of Products set forth in Clause 7.4 as the minimum purchase requirements, Supplier shall not solicit any Special Assignment to purchase Products from any person or entity other than Distributor. Notwithstanding the foregoing, in the event a Special Assignment requests in writing that Supplier not use Distributor for a reason other than price, Supplier may elect to sell Products directly to that Special Assignment by providing written notice to Distributor cancelling the Special Assignment status of the customer; provided, that Supplier shall pay to Distributor on the fifteenth (15) day of each month during the six (6) month period following the date of termination of the customer's status as a Special Assignment, a commission equal to [***] percent [***] % of all sales to that Special Assignment during the immediately preceding month. This provision shall survive the termination of this Agreement.

3.       TERM

3.1 This Agreement shall come into force on the date of this Agreement and shall, subject to the termination and renewal provisions herein, continue for a period of one (1) year from the Effective Date.

3.2 This Agreement shall be automatically renewed, unless terminated earlier pursuant to Clause 19, on the expiration date of the initial term and on each subsequent renewal thereof for a further period of one
         (1) year unless at least ninety (90) calendar days prior to the expiration date, unless either the Supplier or the Distributor shall give the other written notice stating that the Agreement shall terminate on expiry.

4.       PURCHASE OF PRODUCTS

4.1 The Distributor covenants to the Supplier that neither the Distributor nor any of its affiliates shall purchase the Products from any party whatsoever other than from the Supplier.

5.       PRICES

5.1 The price for any of the Products purchased by the Distributor from the Supplier shall be as set out in Schedule 1. From time to time Supplier may issue a revised and restated Schedule 1, which shall after thirty
         (30) days of receipt by Distributor shall be deemed incorporated into this Agreement and shall supersede the then existing Schedule 1.

5.2 Distributor shall be responsible for all taxes (including but not limited to value added tax ("VAT") and sales tax), customs, duties, import or other fees or other charges imposed by any governmental entity arising with respect to the sales of Products by Supplier to Distributor, except any taxes that may be based on Supplier's net income. Where, pursuant to the terms of the Agreement, the Supplier makes a supply to the Distributor and VAT or sales tax is or becomes chargeable on such supply, the Distributor shall pay to the Supplier (in addition to any other consideration for such supply and at the same time as paying or providing such consideration) a sum in the local currency of the country in which the supply is made for VAT or sales tax purposes equal to the amount of such VAT or sales tax.

5.3      [***]

5.4 Supplier will provide rebates to Distributor based on volumes (quantity) purchased as per a Joint Promotional Understanding Agreement to be negotiated on a quarterly basis.

6.       METHOD OF PAYMENT

6.1 The purchase of all Products under this Agreement or any Purchase Order shall be payable within [***] days after delivery of relevant Products as specified in the relevant Contract and otherwise pursuant to the terms and conditions of the credit line, as determined by Supplier in its sole discretion, to be extended by Supplier to Distributor. Distributor agrees to furnish information reasonably required in Supplier's credit qualification process and to update such information from time to time during the term of this Agreement, as requested by Supplier.

6.2      All prices are in US Dollars and payments are to be made in US Dollars.

7.       PLACEMENT OF ORDERS AND FORECASTS

7.1 Each time the Distributor wishes to obtain Products from the Supplier, the Distributor shall forward to the Supplier a Purchase Order, in such form and content as is required pursuant to Clause 7.2. Within 5 business days of the receipt of any Contract, the Supplier shall advise the Distributor if the Purchase Order is accepted or rejected. The Distributor shall be bound by the requirements for Products set out in Purchase Orders that are accepted by the Supplier. Acknowledgement of receipt of a Purchase Order shall not constitute acceptance.

7.2 Each Purchase Order shall be in writing and shall state: (a) the date of the Purchase Order; (b) the name and/or description of the Product(s); (c) the quantity; (d) date and location of delivery; (e) price; and (f) such other relevant information as may reasonably be required by the Supplier for the supply of the Products. The requested delivery date shall be three (3) weeks after Supplier's receipt of the Purchase Order, unless Supplier notifies Distributor within three (3) business days of receipt that a later delivery date is required.

7.3 In order to assist the Supplier with production scheduling, the Distributor shall provide the Supplier by the second (2nd) day of each month a twelve (12) month rolling forecast of the Distributor's anticipated requirements for Products. The initial forecast shall include a firm commitment by the Distributor to purchase units of the Products specified for the thirty (30) days following the date of the forecast, and notwithstanding the twelve (12) month rolling forecast, all orders shall be pursuant to a written Purchase Order.

7.4 The Distributor shall use its best efforts to purchase [***] handsets in the 12 months immediately following the Effective Date, in accordance with the following purchase schedule:

                                                UNITS
                                                -----
                    Q1 2003                      [***]
                    Q2 2003                      [***]
                    Q3 2003                      [***]
                    Q4 2003                      [***]


8.       DELIVERY

8.1 The Supplier shall use reasonable efforts to fulfill the requirements of the Distributor as to the delivery of all Products pursuant to the relevant Purchase Order that has been accepted by the Supplier, subject to availability of Products and its manufacturing production and supply schedules. Supplier will not be liable to Distributor or any third party for any damages due to Supplier's failure to fill any Purchase Order or for any delay in delivery or error in filling any Purchase Order for any reason whatsoever; however, except for a Force Majeure, Distributor shall have the right to cancel any Purchase Order that is not delivered within ten (10) days of the date of delivery specified in the Purchase Order. In the event of a Force Majeure, the period specified in Clause 7.4 shall be extended accordingly.

8.2 Unless otherwise expressly agreed, the Supplier may deliver Products in one or more instalments

8.3 In the event that the Supplier determines that delivery of any Products on the date specified for delivery in the relevant Purchase Order is unlikely, the Supplier shall advise the Distributor and provide the Distributor with a proposed alternate time for delivery; however, except for a Force Majeure, Distributor shall have the right to cancel any Purchase Order that is not delivered within ten (10) days of the date of delivery specified in the Purchase Order.

8.4 All deliveries of Products sold by Supplier to Distributor pursuant to this Agreement shall be made CIF shipping point with all freight charges to be paid by Distributor by separate invoice either "freight collect" or "freight prepay and add". Distributor shall be responsible for unloading the Products at delivery.

8.5      The UN Conventional on the International Sale of Goods shall not apply.

9.       INSPECTION

9.1 The Distributor shall inspect the Products delivered by the Supplier within five (5) business days after receipt. The Distributor shall provide the Supplier within five (5) business days after the Products are delivered to the Delivery Point with full particulars of any delivery shortage or damage to the Products or that were caused in the course of delivery together with all necessary evidence of such shortage or damage.

9.2 In the event of any loss or damages reported to Supplier as required under Clause 9.1, Supplier's only obligation is, at its option, to replace any shortage or non-delivery or refund the purchase price paid by Distributor to Supplier therefor; or replace or repair any Products that are damaged or defective; provided, that all repairs or replacements occur within thirty (30) days after notification to Supplier.

10.      TITLE AND RISK

10.1 Risk of damage or loss of the Products shall pass to Distributor upon delivery to Delivery Point.

10.2 The Distributor shall at its own expense take out and secure the continuance of an all-risk insurance policy in respect of all Products supplied in accordance with this Agreement to their total value at replacement cost. Such policy shall cover the goods from and including the date on which they are delivered to the Delivery Point.

10.3 Any property of the Distributor in the Supplier's possession or under its control and all property supplied to the Supplier by or on behalf of the Distributor are held by the Supplier at the Distributor's risk.

11.      WARRANTY

11.1 The Supplier warrants that all Products meet the specifications therefor and are free from defects in material or workmanship for a period equal to the later of (i) twelve (12) months from the date of purchase by end user or (ii) fifteen (15) months from the date of manufacture of the Products as determined by the date code in the Product. Supplier is responsible for replacing or repairing Products, at its option, that are defective under normal working conditions subject to any applicable exclusion or limitation in the standard warranty terms attached hereto as Schedule 2, and as Schedule 2 may be amended by Supplier from time to time.

11.2 The warranty in Clause 11.1 is (to the full extent permissible by law) expressly in lieu of all other conditions and warranties express, implied, or statutory, including without limitation any implied warranties or merchantability or of fitness for purpose and all other obligations and liabilities of Supplier with respect to any defect or deficiency applicable to or resulting directly or indirectly from, the products supplied by Supplier, whether in contract or in tort or otherwise, Supplier's liability shall under no circumstances exceed the invoice price of any Products for which warranty claim is made.

11.3 Distributor will provide its customers with documentation setting out the terms of Supplier's warranty and repair policy. Distributor shall not make any promises or representations or offer any warranties or guarantees beyond those clearly stated in this Agreement without the Supplier's consent.

11.4 The Supplier will provide spare Handsets ("seed stock units") for the term of the Agreement in the amount of [***] percent ([***]%) of the number of the Supplier's units currently under warranty, such amounts to include seed stock units held at Brightstar's Miami Distribution center or such other location in the Territory specified by Distributor. Title to seed stock units shall remain in the Supplier.

12.      DISTRIBUTOR'S COVENANTS

12.1 The Distributor hereby undertakes and agrees with the Supplier that it shall at all times during the continuance in force of this Agreement observe and perform the terms and conditions set out in this Agreement and in particular warrants that:

         (a) Distributor is a company duly organized and existing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

         (b) this Agreement has been duly authorised, executed and delivered by the Distributor and constitutes a valid, binding and legally enforceable agreement of the Distributor;

         (c) the execution and delivery of this Agreement and the performance of the covenants and agreements herein contained are not limited or restricted by and are not in conflict with any contract, agreement or other instrument to which the Distributor is bound and the Distributor has received all necessary authorisations, consents and licences required in the Territory to enter into this Agreement;

         (c) Distributor shall use its best endeavours to promote and extend the sales of the Products in all parts of the Territory to all potential purchasers;

         (d) Distributor shall not without the Supplier's written consent sell any of the Products in, or offer for sale the Products in, any place outside the Territory;

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

         (e) Distributor shall not incur any liability on behalf of the Supplier or in any way pledge or purport to pledge the Supplier's credit or accept any order or make any contract binding upon the Supplier or give or make or purport to give or make any warranty or representation on behalf of the Supplier, except as approved in writing by the Supplier;

         (f) Distributor shall not act as agent of the Supplier at any time or in any manner;

         (g) Distributor shall not use the trade name, trademarks, emblems, designs or Intellectual Property of the Supplier except as provided herein or with the consent of the Supplier and in accordance with any directions given by the Supplier;

         (h) Distributor shall not alter, secure, remove, conceal or otherwise interfere with any markings, patent plates, labels, numbers or nameplates or other indication of the source of origin of the Products and sell the same in the same packages in which the Products are supplied to the Distributor for resale by it, except that the Distributor shall have the right to attach a label to the Products and to the Products' packaging indicating that the Distributor is an authorised distributor of the Products and stating the address of the Distributor or such other information as required by law;

         (i) Distributor shall not reverse engineer, decompile of otherwise attempt to discover the source code of any software in the Products; except for approved programming requirements for Network Operators.

         (j) Distributor shall promptly pass to the Supplier details of any complaints received from customers or others relating to the Products and to pass on any information which may prejudice sales of the Products.

         (k) Distributor shall not make any promises, representations, warranties or guarantees with reference to the Products except such as are expressly authorised by the Supplier in writing;

         (l) Distributor shall not, without the Supplier's consent, sell any Products to any person who the Distributor knows or has reasonable cause to believe will or may directly or indirectly transfer or sell such Products to parties who will or may sell such Products to other parties outside of the Territory;

         (m) Distributor shall provide the Supplier on or prior to the 5th day of each calendar month with a report detailing the opening and closing stock of Products held on hand by the Distributor in the previous month and describe all promotional activities undertaken in relation to the Products in the Territory in the previous month; and

         (n) Distributor shall keep full and proper books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to the Products.

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

13.      DUTIES OF THE SUPPLIER

13.1 In addition to its other duties herein, the Supplier hereby agrees with the Distributor that it will during the continuance of this Agreement:

         (a) use reasonable efforts to supply the Distributor with the Products pursuant to the terms of the relevant Purchase Orders and provide to the Distributor any information and advice reasonably requested by the Distributor in connection with the marketing, advertising, packing and product content of the Products; and

         (b) take such steps as the Supplier, in its sole discretion deems as reasonable and necessary, to safeguard the rights herein granted to the Distributor including such action as may be reasonably necessary to protect the Supplier's Intellectual Property in the Territory including without limitation, entering into a registered user agreement with the Distributor.

14.      CHANGES TO PRODUCTS

14.1 The Supplier is entitled upon giving thirty (30) days written notice to the Distributor to discontinue the production of any Products.

14.2 The Supplier is entitled to make changes to the specifications of the Products which do not materially adversely affect that Product's performance and shall give notice of such changes to the Distributor as soon as may be practical.

15.      TRADE MARKS AND TRADE NAMES

15.1 The Distributor shall not use in its corporate, firm or business name or otherwise or allow to be used by others, insofar as it may have any power to prevent such use, the name or any trade name or trademark adopted by the Supplier or any of its subsidiary, holding or associated companies or any word or name, or combination of words or names closely resembling any of them, provided that, during the term of this Agreement, the Distributor shall have the right to, and shall indicate to the public and to the trade by means of advertising, pamphlets, letterheads or other media that the Distributor is the authorised distributor of the Products.

15.2 The Distributor shall not do or omit to do anything in its use of the Trade Marks, which may or would adversely affect their validity.

15.3 The Distributor shall not, at any time during or within one year after termination of this Agreement, in connection with any business similar to that of the Supplier, adopt, use or register without the prior written consent of the Supplier a word or symbol or a combination of the two similar to the Trade Marks.

15.4 The Supplier makes no representation or warranty as to the validity or enforceability of the Trade Marks nor as to whether the Trade Marks infringe the intellectual property rights of third parties in the Territory.

15.5 The Distributor acknowledges that this Agreement does not operate to vest any right, title or interest in the Trade Marks in the Distributor, any use of the Trade Marks shall enure to the benefit of Supplier.

15.6 The Distributor shall immediately bring to the notice of the Supplier any improper or wrongful use in the Territory of the Trade Marks and the Distributor shall on being so requested by the Supplier and at the Supplier's cost assist in taking all steps to defend the rights of the Supplier including the institution at the Supplier's cost of any actions which it may deem necessary to commence for the protection of any of its rights.

15.7 The parties acknowledge that this Agreement does not grant any rights to use any third party trade marks; and any rights to use any third party trademarks granted to or made available to the Distributor pursuant to any agreement between the Supplier and the Distributor will be revocable at any time by the Supplier.

16.      ADVERTISING

16.1 The Distributor shall have the right, at its sole cost, to distribute advertising material throughout the Territory, provided that the form of such materials has first been provided to the Supplier and no objection has been received by the Distributor from the Supplier within 15 days after receipt of such materials by the Supplier.

16.2 The Supplier agrees to make a co-op advertising program available to the Distributor in accord with the terms and conditions set forth in Schedule "4", which terms and conditions are subject to reasonable changes from time to time upon written notice from the Supplier to the Distributor. The Distributor may use the available balance in such account for advertising and promotion in accord with the provisions of
         Schedule 4.

17.      CONFIDENTIALITY AND DISCLOSURE

17.1 During the term of this Agreement and after termination or expiration of this Agreement for any reason the receiving party: shall keep the Confidential Information confidential; may not disclose the Confidential Information to another person except with the prior written consent of the disclosing party or in accordance with Clauses
         17.2 and 17.3 and may not use the Confidential Information for a purpose other than the performance of its obligations under this Agreement.

17.2 During the term of this Agreement the receiving party may disclose the Confidential Information to its employees (a "RECIPIENT") to the extent that it is reasonably necessary for the purposes of this Agreement. The receiving party shall ensure that each Recipient is made aware of and complies with all the receiving party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

17.3     Clauses 17.1 does not apply to Confidential Information which:

         (a) can reasonably be demonstrated to be in the public domain without any breach of the provisions of this Agreement;

         (b)      was known to the other party prior to its being disclosed;

         (c) is disclosed on a confidential basis to consultants or advisers of a party to assist that party in the carrying out of the terms of this Agreement;

         (d)      is required to be disclosed by law; or

         (e) is disclosed in proceedings taken by any party to this Agreement for the enforcement of any rights or remedies under this Agreement.

18.      INDEMNITY

18.1 Subject to the limitations set forth herein below, Supplier shall indemnify and defend Distributor with respect to any claim, suit or proceeding brought against Distributor by a third party, and pay all reasonable expenses related thereto, to the extent it is based upon a claim that any Product infringes upon any patent issued prior to the date of shipment or trademark or copyright provided, that Distributor:
         (i) promptly notify Supplier in writing of such claim, suit or proceeding; (ii) give Supplier the right to control the defense and settlement of any claim, suit or proceeding; and (iii) give assistance and full cooperation for the defense of same. If a Product is, or in Supplier's opinion might be, held to infringe as set forth above, Supplier may, at Supplier's option, replace or modify such Product so as to avoid infringement, or procure the right for Distributor to continue to use such Product. The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of any Product: (i) in any manner for which the Product was not designed; (ii) that has been modified by Distributor or any third party; (iii) in connection with or in combination with any product, device or software that has not been supplied or approved by Supplier; (iv) compliance with the Distributor's designs, specifications or instructions; or (v) used in a manner that is not reasonably foreseeable. The foregoing indemnity shall be Distributor's sole and exclusive remedy and Supplier's entire liability and obligation with respect to any intellectual property infringement.

18.2 Distributor hereby assumes all liability for, and agrees to indemnify and defend Supplier and Supplier's officers, directors, agents and employees with respect to any claim, suit or proceeding brought against Supplier, and to pay all reasonable expenses related thereto, relating to or arising out of Distributor's provision of goods or services in connection with the Products excluding product liability claims arising from a defect in the Product or materials as provided by Supplier, or with respect to any instances of alleged infringement based upon or arising out of the use by Distributor of any Product: (i) in any manner for which the Product was not designed; (ii) that has been modified by Distributor; (iii) in connection with or in combination with any product, device or software that has not been supplied or approved by Supplier; or (iv) compliance with the Distributor's designs, specifications or instructions.

19.      TERMINATION OF AGREEMENT

19.1 Without prejudice to any other remedies available, including any right of either party to sue for any antecedent breach of this Agreement, either the Supplier or the Distributor shall have the right at any time by giving notice in writing to the other party to immediately terminate this Agreement, in any one or more of the following events:

         (a) if the other party commits a material breach of any of the terms or conditions in this Agreement, including but not limited to, Distributor's failure to satisfy the 12 month purchase requirement set forth in Clause 7.4, and fails to remedy such breach within thirty (30) days of being provided with written notice thereof;

         (b) if the other party enters into liquidation whether compulsorily or voluntarily (otherwise than for the purposes of amalgamation or reconstruction) or compounds with its creditors or takes or suffers any similar action in consequence of debt;

         (c) if the other party transfers all or a substantial portion of its assets (otherwise than for the purposes of amalgamation, reconstruction or reorganisation); or

         (d) if, without fault of any party to this Agreement, the approval of any government or regulatory body is revoked or denied or any licence or consent is revoked or denied which would prevent or make it impossible for the other party to perform its duties under this Agreement.

20.      RESULTS OF TERMINATION AND EXPIRATION

20.1     Results of Termination or Expiration

         Each party's further rights and obligations cease immediately on termination of this Agreement but termination does not affect:

         a) a party's accrued rights and obligations at the date of expiration or termination; and

         b) the continued existence and validity of the rights and obligations of the parties under those Clauses which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

20.2     On termination of this Agreement:

         a) the Distributor shall be permitted, if Distributor is current in its payment obligations to Supplier and unless this Agreement terminated for Distributor's breach by Supplier, for a period of three (3) months following termination to sell and distribute those stocks of the Products as it may at the time have in store or under its control;

         b) on the expiry of the three (3) month period the Distributor shall, at is own cost and expense, promptly return to the Supplier or otherwise dispose of as the Supplier may instruct all samples, instruction books, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers whatsoever sent to the Distributor and relating to the Supplier's business (other than correspondence which has passed between the parties) which the Distributor may have in its possession or under its control.

20.3 The Supplier is entitled to cancel all orders placed by the Distributor prior to the date of termination, which have been accepted by the Supplier without any liability of whatsoever nature to the Distributor.

21.      SUPPLIER'S UNDERTAKINGS

21.1     The Supplier represents and warrants to the Distributor that:

         (a) the Supplier is a company duly incorporated in the Cayman Islands and registered in Hong Kong and has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

         (b) this Agreement has been duly authorised, executed and delivered by the Supplier and constitutes a valid, binding and legally enforceable agreement of the Supplier; and

         (c) the execution and delivery of this Agreement and the performance of the covenants and agreements herein contained are not limited or restricted by and are not in conflict with any contract, agreement or other instrument to which the Supplier is bound.

22.      COSTS AND EXPENSES OF DISTRIBUTOR

22.1 Without limiting the generality of any provisions herein contained, the parties hereto agree and acknowledge that unless specifically stated otherwise herein, the Distributor shall be solely responsible for and shall bear the costs of all expenses it incurs associated with the marketing, sales and distribution Products in the Territory. The Distributor shall obtain all necessary governmental permits, licences and consents for the importation of the Products purchased by the Distributor and the Distributor further agrees to pay all charges, duties, fees, levies, tariffs and taxes which are assessed against the Products or the Distributor by any governmental department, agency or branch in the Territory. The Distributor shall be solely responsible for all costs incurred (including cost of shipping, insurance, duty charges and all other costs and charges) in delivering the Products from the Delivery Point to their final destination.

23.      FORCE MAJEURE

23.1 If a party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a payment obligation) by an event of Force Majeure:

         a) the affected party's obligations under this Agreement are suspended while the event of Force Majeure continues and to the extent that it is prevented, hindered or delayed;

         b) as soon as reasonably possible after the start of the event of Force Majeure the affected party shall notify the other party in writing of the Force Majeure, the date on which the event of Force Majeure started and the effects of the Force Majeure on its ability to perform its obligations under this Agreement;

         c) if the affected Party does not comply with sub-clause b), it forfeits its rights under sub-clause a);

         d) the affected party shall make all reasonable efforts to mitigate the effects of Force Majeure on the performance of its obligations under this Agreement; and

         e) as soon as reasonably possible after the end of Force Majeure the affected party shall notify the other party that the Force Majeure has ended and resume performance of its obligations under this Agreement.

23.2 If the Force Majeure Event continues for more than six (6) months starting on the day the Force Majeure Event starts, either party may terminate this Agreement by giving not less than thirty (30) days notice to the other party.

24.      ASSIGNMENT AND SUBCONTRACTING

24.1 A party may not assign or transfer or purport to assign or transfer a right or obligation under this Agreement without having first obtained the other party's written consent, which is not to be unreasonably withheld or delayed.

24.2 Distributor may not subcontract the performance of any of its obligations under this Agreement.

25.      INTEREST

25.1 In respect of all moneys whatsoever to be paid by the Distributor to the Supplier pursuant to the terms of any contract or this Agreement and not paid on the due date or dates therefore shall accrue interest at the annual rate of [***] percent ([***]%) above Barclays Bank base rate at close of business on the first business day of the month in which such payment is due or at the highest rate permitted by law, whichever is less. Such interest shall accrue from the date such payment is due until such payment in full, except for payments in dispute as a result of product defects, irregularities or any other dispute resolved in Distributor's favor.

26.      NOTICES

26.1 Each notice, demand, certification or other communication given or made under this Agreement shall be in writing, in English and shall be delivered by hand or sent by registered mail or by facsimile transmission to the address of the respective party as shown below (or such other address as may be designated in writing to the other party hereto in accordance with the terms of this Clause)

         If to THE SUPPLIER:

         Attn              Vice President of Sales
         Address:          909 E. Lake Carolyn Parkway, Suite 1950
                           Irving, Texas 75039

                           Fax No: +1972 342-9738
         Copy to:          Legal Department


         If to THE DISTRIBUTOR:

         Attn:             Oscar Fumagali
         Address:          Brightstar Corporation
                           2010 N.W. 84th Ave.,
                           Miami, FL 33122.
         Fax No:           (305) 477-9072

         Copy to:          Kirkpatrick & Lockhart LLP
                           Miami Center, Suite 2000
                           201 S. Biscayne Boulevard
                           Miami, Florida 33131
                           Attn: Clayton E. Parker, Esq.
                           Fax: (305) 358-7095

         Any change to the name, address and facsimile numbers may be made at any time by giving fifteen (15) days prior written notice in accordance with this Clause. Any such notice, demand or other communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, at the expiration of seven (7) days after the envelope containing the same shall have been deposited in the post maintained for such purpose, postage prepaid, or, if sent by facsimile, at the date of transmission if confirmed receipt is followed by postal notice.

27.      DISPUTE RESOLUTION

27.1 The parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement promptly through negotiations between the respective senior executives of the parties who have authority to settle the same.

27.2 If the matter is not resolved through negotiation, the parties will within 7 days agree to resolve the dispute or claim through an Alternative Dispute Resolution (ADR) procedure. If the parties do not agree to resolve the dispute or claim by ADR or if the matter has not been resolved by an ADR procedure within 30 days of the initiation of such procedure, the dispute shall be referred to litigation.

27.3 The provisions of Clauses 27.1 and 27.2 shall not apply to any claims by any party relating to a breach of confidentiality or an infringement of Intellectual Property Rights.

27.3 Subject to Clause 27.3, the parties each agree not to commence legal proceedings on any matter until the procedures in Clauses 27.1 and 27.2 shall have been complied with provided that nothing in this Clause shall prevent any party from applying for injunctive or other equitable relief to protect its interests.

28.      EXPORT CONTROL.

28.1 Distributor shall comply with all export and import laws and restrictions and regulations of any national or foreign agency or authority and shall not export or re-export any Products in violation of any such restrictions, laws or regulations, or without any necessary approvals. Distributor further acknowledges that the Products are subject to the export control laws and regulations of the U.K and the U.S. and other jurisdictions, and any amendments thereof. Distributor confirms that with respect to the Products, it shall not export or re-export Products, directly or indirectly, either to (i) any countries that are subject to U.S. export restrictions (currently including, but not necessarily limited to, Cuba, Iran, Iraq, Libya, North Korea, Sudan, and Syria); (ii) any end user who Distributor knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (iii) any end user who Distributor knows or has reason to know has been prohibited from participating in the U.S. export transactions by any federal agency of the U.S. government. Distributor further acknowledges that the Products may include technical data subject to export and re-export restrictions imposed by U.S. law.

29.      GENERAL LIMITATION AND EXCLUSION OF LIABILITY

29.1 This Clause prevails over all other clauses and sets forth the entire liability of Supplier and Distributor, and sets out the sole and exclusive remedies of either party in respect of:

         a) the performance, non performance or purported performance of this Agreement; and

         b) otherwise in relation to this Agreement or the entering into or performance of this Agreement.

29.2 Neither party excludes or limits liability for death or personal injury to the extent that such injury results from the negligence (as such term is defined in the Unfair Contract Terms Act 1977) or wilful act or default of itself, its employees, agents or sub-contractors.

29.3 Except in regard to both parties' obligations regarding Confidential Information, and except as provided in Clause 18 above, neither Supplier nor Distributor shall be liable in any event for loss of revenue, loss of profits, loss of contracts, loss of savings, loss of data or any other indirect or consequential loss which may result from a breach of this Agreement or a Purchase Order or from any negligence or tort committed by such party or which may otherwise arise out of or in connection with a Purchase Order or this Agreement.

29.4 Notwithstanding anything to the contrary in this Agreement, but subject to Clause 18, in no event shall either party's aggregate liability to the other party arising out of or in connection with this Agreement or a Purchase Order at any time exceed an amount equal to the aggregate amount paid by Distributor under this Agreement in the twelve (12) months preceding the first event giving rise to the claim.

29.5 This Clause 29 shall survive completion or termination of any Purchase Order and this Agreement.

30.      MISCELLANEOUS

30.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings, representations and warranties. It is expressly declared that no variation, release, discharge or modification to this Agreement shall be effective unless made in writing and signed by both parties.

30.2 A waiver by either party of any breach of any term of this Agreement by the other party shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

30.3 If any provision of this Agreement is found by an arbitral, judicial or regulatory authority having jurisdiction to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement, and the remaining provisions shall continue in full force and effect.

30.4 In any action or proceeding brought to enforce any provision of this Agreement, or where any provision is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys' fees, including, attorneys' fees for any appeal and costs incurred in bringing such action or proceedings, in addition to any other available remedy.

30.5 Each of the parties shall from time to time promptly take such action, and execute and deliver such further documents as shall be reasonably required in order to fully perform the terms of, and carry out the intention of, this Agreement.

30.6 This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

30.7 This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

30.8 Subject to Clause 20, any termination or expiration of this Agreement shall not relieve either party of any obligation under this Agreement that is expressed to continue after termination or expiration and such provisions shall survive the expiration or earlier termination of this Agreement.

30.9 During the currency of this Agreement each of the parties shall comply with all applicable laws, regulations and orders and any requirements of any governmental authority relating to, without limitation, all operations, processes, or practices whatsoever which may directly or indirectly relate to this Agreement.

30.10 Nothing in this Agreement shall be construed as creating a partnership between the parties or as constituting either party as the agent or employee of the other party (save as expressly set out in this Agreement) for any purpose whatsoever and neither party shall have the authority or power to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

30.11 This Agreement shall be governed by and construed in accordance with the laws of Texas, exclusive of its choice of law provisions, and each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts in Dallas County, Texas.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.



Signed   /s/ R. MARCELO CLAURE
       ----------------------------------------------

For and on behalf of BRIGHTSTAR CORP.



Signed   /s/  TIM ROBINSON
       ----------------------------------------------

For and on behalf of SENDO AMERICA, INC.

SCHEDULE 1
                        DISTRIBUTOR PRODUCTS AND PRICING



------------------------------------------------------------------------------
                                 DESCRIPTION
------------------------------------------------------------------------------
S251                                                                  $[***]USD
S230                                                                  $[***]USD
J530                                                                  $[***]USD

Related accessories

HKBL-02                                                               $[***]USD
CLBL-02                                                                [***]USD
EKBL-02                                                                [***]

LCTR-02                                                                [***]USD

NPBL-02                                                                [***]
CVSY-02                                                                [***]UDS

CVNP-02                                                                [***]USD
CVMS-02                                                                [***]USD
CVMR-02                                                                [***]USD
CVVP-02                                                                [***]SD
BTNM-02                                                                [***]USD
BTLI-02                                                                [***]USD
CHUK-02                                                                [***]USD
CHEU-02                                                                [***]USD

                                   SCHEDULE 2
                                    WARRANTY

     LIMITED WARRANTY

     Sendo America, Inc. ("SENDO") warrants, subject to the exclusions and limitations set forth below, that this cellular phone ("Product") is free from defects in material and workmanship that result in Product failure during normal usage, according to the following terms and conditions:

     1. The limited warranty for the Product extends for ONE (1) year beginning on the date of the purchase of the Product or FIFTEEN (15) from the date of its manufacture as determined by the date code in the Product.

     2. The limited warranty extends to the original purchaser of the Product ("Consumer") and is not assignable or transferable to any subsequent purchaser or user.

     3. The Limited warranty extends only to Consumers who purchase the Product in the market for its intended sale

     4. During the limited warranty period, SENDO will repair, or replace, at SENDO's sole option, any defective parts, or any parts that will not properly operate for their intended use with new or refurbished replacement items if such repair or replacement is needed because of malfunction or failure of the Product during normal usage. No charge will be made to the Consumer for any such parts. SENDO will also pay for the labor charges incurred by SENDO in repairing or replacing the defective parts. The limited warranty does not cover defects in appearance, cosmetic, decorative or structural items, including framing, and any non-operative parts. This limited warranty does not apply to any damage or failure to operate caused by use of the product other than in accordance with the instructions contained in the User Manual, or for periodic maintenance or repair due to normal wear and tear. SENDO's limit of liability under the limited warranty shall be the actual cash value of the Product at the time the Consumer returns the Product for repair, determined by the price paid by the Consumer for the Product less a reasonable amount for usage. SENDO shall not be liable for any other losses or damages. These remedies are the Consumer's exclusive remedies for breach of warranty.

     5. Upon request from SENDO, the Consumer must prove the date of the original purchase of the Product by a dated bill of sale or dated itemized receipt.

     5. The Consumer shall bear the cost of taking or shipping the Product to the place of purchase or the Customer Service Department of SENDO. If the Product was taken to the place of purchase, the Consumer shall bear the cost of retrieving the Product. If shipped to SENDO, SENDO shall bear the cost of shipping the Product back to the Consumer after the completion of service under this limited warranty and provided that repairs were required to be performed under this limited warranty.

     7. The Consumer shall have no coverage or benefits under this limited warranty if any of the following conditions are applicable:

     a) The Product has been subject to abnormal use, abnormal conditions, improper storage, exposure to moisture or dampness, unauthorized modifications, unauthorized connections, unauthorized repair, misuse, neglect, abuse, accident, alteration, improper installation, or other acts which are not the fault of SENDO, including damage caused by shipping.

     b) Physical damage to the surface of the Product, including scratches or cracks in or to the outside casing or LCD, or damages caused by dropping the Product.

     c) The Product has been damaged from external causes such as liquid, water, collision with an object, or from fire, flooding, sand, dirt, windstorm, lightening, earthquake or damage from exposure to weather conditions, an Act of God, or battery leakage, theft, blown fuse, or improper use of any electrical source, damage caused by computer or internet viruses, bugs, worms, Trojan Horses, cancelbots or damage caused by the connection to other products not recommended for interconnection by SENDO.

     d) The Product has been altered or repaired by anyone other than an approved SENDO service center or if it has been used with unapproved accessories or other ancillary items.

     e) For adaptations or adjustments made to the Product to comply with local standards in any country other than one for which the Product was designed and manufactured.

     f) Loss or integrity of any user data stored in the Product or any storage device used in conjunction with the Product at any time.

     g) The Customer Service Department at SENDO was not advised by the Consumer in writing of the alleged defect or malfunction of the Product within fourteen (14) days after the expiration of the applicable limited warranty period.

     h) The Product serial number plate or the accessory data code has been removed, defaced or altered.

     i) The defect or failure to operate was caused by defective function of the cellular system or by inadequate signal reception.

     8. If a problem develops during the limited warranty period, the Consumer shall take the following step-by-step procedure:

     a) The Consumer shall return the Product to the place of purchase for repair or replacement processing. Back up all data before returning the Product for repair. If the Consumer has sensitive information stored on the Product, the Consumer must copy it to another device and delete it from the Product before repair.

     b) If "a" is not convenient because of distance (more than 50 miles) or for other good cause, the Consumer may contact the Customer Service Department at SENDO, at the phone number listed on the bottom of the next page, for further instructions.

     c) The Consumer shall ship the Product prepaid and insured. Expenses related to removing the Product from an installation are not covered under this limited warranty.

     d) The Consumer will be billed for any parts or labor charges not covered by this limited warranty. The Consumer will be responsible for any expenses related to reinstallation of the Product.

     e) SENDO will repair or authorize the repair of the Product under the limited warranty within 30 days after receipt of the Product by SENDO or an SENDO authorized service center. If SENDO cannot perform repair covered under this limited warranty within 30 days, or after a reasonable number of attempts to repair the same defect, SENDO at its sole option, will provide a replacement Product or refund the purchase price of the Product less a reasonable amount for usage.

     f) If the Product is returned to the Customer Service Department at SENDO during the limited warranty period, but the problem with the Product is not covered under the terms and conditions of this limited warranty, the Consumer will be notified and given an estimate of the charges the Consumer must pay to have the Product repaired, with all shipping charges billed to the Consumer. If the estimate is refused, the Product will be returned freight collect. If the Product is returned to the Customer Service Department at SENDO after the expiration of the limited warranty period, SENDO's normal service policies shall apply and the Consumer will be responsible for all shipping charges.

     9. The Product consists of newly assembled equipment that may contain used components that have been reprocessed to allow machine compliance with Product performance and reliability specifications.

     10. ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE, SHALL BE LIMITED TO THE DURATION OF THE FOREGOING LIMITED WRITTEN WARRANTY. OTHERWISE, THE FOREGOING LIMITED WARRANTY IS THE CONSUMER'S SOLE AND EXCLUSIVE REMEDY AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. SENDO DOES NOT WARRANT UNINTERRUPTED OR ERROR FREE INTERNET OR DATA CONNECTIONS. SENDO SHALL NOT BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED BENEFITS OR PROFITS, LOSS OF SAVINGS OR REVENUE, PUNITIVE DAMAGES, LOSS OF USE OF THE PRODUCT OR ANY ASSOCIATED EQUIPMENT, LOSS OF DATA, COST OF CAPITAL, COST OF ANY SUBSTITUTE EQUIPMENT OR FACILITIES, DOWNTIME, THE CLAIMS OF ANY THIRD PARTIES, INCLUDING CUSTOMERS, AND INJURY TO PROPERTY, RESULTING FROM THE PURCHASE OR USE OF THE PRODUCT OR ARISING FROM BREACH OF THE WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SENDO KNEW OF THE LIKELIHOOD OF SUCH DAMAGES. SENDO SHALL NOT BE LIABLE FOR DELAY IN RENDERING SERVICE UNDER THE LIMITED WARRANTY, OR LOSS OF USE DURING THE PERIOD THAT THE PRODUCT IS BEING REPAIRED OR LOSS OF DATA.

     11. Some jurisdictions do not allow limitation of how long an implied warranty lasts, so the above one year warranty limitation may not apply to you (the Consumer). Some jurisdictions do not allow the exclusion or limitation of incidental and consequential damages, so certain of the above limitations or exclusions may not apply to you (the Consumer). This limited warranty gives the Consumer specific legal rights and the Consumer may also have other rights that vary from jurisdiction to jurisdiction.

     12. SENDO neither assumes nor authorizes any authorized service center or any other person or entity to assume for it any other obligation or liability beyond that which is expressly provided for in this limited warranty including the provider or seller of any extended warranty or service agreement.

     13. This is the entire warranty between SENDO and the Consumer, and supersedes all prior and contemporaneous agreements or understandings, oral or written, and all communications relating to the Product, and no representation, promise or condition not contained herein shall modify these terms.

     14. This limited warranty allocates the risk of failure of the Product between the Consumer and SENDO. The allocation is recognized by the Consumer and is reflected in the purchase price of the Product.

     15. Any action or lawsuit for breach of warranty must be commenced within eighteen (18) months following delivery of the Product.

     16. Questions concerning this limited warranty may be directed to: www.sendo.com.

     17. The limited warranty period for SENDO accessories are specifically defined within their own warranty cards and packaging.

                                   SCHEDULE 3
                                 THE TRADE MARKS

The Licensors Trade Marks
European Community Trade Mark Office

===========================================================================================================
TRADE MARK NUMBER                        001278050        TYPE OF MARK:                       Word
===========================================================================================================
REGISTRATION DATE:                        13/05/02
===========================================================================================================
NICE CLASSIFICATION:            9, 16, 37, 38, 42
===========================================================================================================
TRADE MARK NUMBER               001354802
===========================================================================================================
REGISTRATION DATE:                        13/05/02        TYPE OF MARK:              Figurative
===========================================================================================================
NICE CLASSIFICATION:            9, 16, 37, 38, 42
===========================================================================================================
TRADE MARK NUMBER                                                001675974
===========================================================================================================
REGISTRATION DATE:                        09/11/01        TYPE OF MARK:                    Figurative
===========================================================================================================
NICE CLASSIFICATION:            9, 16, 37, 38, 42
===========================================================================================================

and such other trademarks and logos as the Supplier has applied for, or may apply for, in any part of the world.

                                   SCHEDULE 4



2002 CO-OP ADVERTISING GUIDELINES

BASIC GUIDELINES

1. SENDO will accrue for the Distributor an amount equal to [***]% of handsets paid for by the Distributor. The accrual will be determined by the actual invoice price of the eligible handsets minus any deductions for other rebates and/or other accruals.

2. The Distributor may order directly from SENDO point-of-purchase articles, dummy handsets and other marketing materials ("SENDO Materials") as soon as any Co-op funds accrue to the benefit of the Distributor.

         SENDO will provide the Distributor a periodic written report of the amount of Co-op funds accrued for the Distributor's use, less any deductions for SENDO Materials purchased by the Distributor directly from SENDO. The available Co-op funds must be used in the calendar year accrued, or within three (3) months thereafter, or longer given mutual agreement. Funds not used within the eligible period will expire and no longer be available to the Distributor.

3. The Distributor must use available Co-op funds only on media placements agreed between the parties in accordance with the guidelines in this
         Schedule 4 as well as the guidelines issued from time to time by SENDO.

4. The actual use of Co-op funds will require SENDO and the Distributor to enter into a "Promotional Understanding Form" ("PUF") that will describe the type and amount of funds to be spent for each marketing activity in support of SENDO promotion and must be agreed jointly.

5. All advertising that mentions or displays SENDO products, whether purchased with Co-op funds or not, must comply with the current SENDO Brand (logo) Guidelines as are provided to the Distributor by SENDO and amended from time to time.

6. The Distributor must ensure that all advertising placed by the Distributor with these funds, and any other advertising which mentions or identifies SENDO products, including any promotions, sweepstakes and contests, must comply with all applicable laws. In addition, contest, promotion and sweepstakes materials that are SENDO-related must be submitted to SENDO's legal department for approval. The Distributor indemnifies and holds harmless SENDO, its affiliates and agents, for any loss, liability or damage associated with any such advertising, promotions, sweepstakes and contests.

7. SENDO offers these Co-op funds for the Distributor's marketing and advertising use. The mix and type of marketing and advertising recommended by the Operator must be approved by SENDO.

PRINT CO-OP

ELIGIBLE PRINT MEDIA AND REQUIREMENTS

Types of print media that are eligible are:

         Newspaper Advertising              Posters
         Custom Product Literature          Magazines
         Point-of Purchase Displays         Banners
         Direct Mailers                     Outdoor (e.g. billboards)

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


SENDO'S REQUIREMENTS:

1. All print media requires a photograph (illustrations are not permitted) of a SENDO handset and, where possible, one or more SENDO accessories, with the SENDO name clearly visible in all cases, actual product size preferred (with a notation stating so). The ad headline and text should identify reasons to purchase the SENDO Products and Accessories advertised. The SENDO logo must be prominently displayed in the ad. When SENDO Accessories are advertised, the SENDO logo must also be used.

2. All print media requires placement of the SENDO logotype and correct PMS color (if a color ad) shall be used. No SENDO, logo must ever be placed outside the border of any advertisement. All SENO logos must be displayed no less prominently than any other logos in the ad.

3. The SENDO logo must have sufficient empty space surrounding it and must comply with the then current official SENDO logo guidelines. All print media with photographs or illustrations of SENDO products must contain a copyright legend at the bottom of the piece, for example "(C) 2002 Sendo." (where the date in the legend is the current date of the publication).

4. All print media containing a SENDO name, logo, model number or slogan must contain a trademark legend at the bottom of the piece, for example "Sendo and the Model S251 phone are trademarks of SENDO International Limited and/or its affiliates." (where only those phone types, slogans and logos actually appearing in the piece are included in the trademark statement).

TV CO-OP

SENDO'S REQUIREMENTS:

1. On 30 second and 60 second spots, the SENDO name must be mentioned at least the number of times required by SENDO's then current official Co-op Guidelines. There must also be a close-up of a SENDO phone with the SENDO name clearly visible and displayed for the minimum period of time required by SENDO's then current official Co-op Guidelines. The screen of the phone must accurately represent an actual screen, with power and strength bars full; a blank screen is not permitted.

2. Where applicable, SENDO will also require inclusion of the copyright and trademark statements described in the print media section of this Schedule.


RADIO CO-OP

SENDO'S REQUIREMENTS:

1. On 30 second and 60 second spots, the SENDO name and, where appropriate, other SENDO-required content, must be mentioned at least the minimum number of times and for the minimum period of time required by SENDO's then current official Co-op Guidelines.

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                                   SCHEDULE 5

                            SPECIAL ASSIGNMENT AREAS


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